Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Myriad Genetics, Inc.:

1.	Registration Statements on Form S-8 (File No.’s 333-171994 and 333-179281) pertaining to the Myriad Genetics, Inc. 2010 Employee, Director and Consultant Equity Incentive Plan, as amended,

2.	Registration Statements on Form S-8 (File No.’s 333-115409, 333-120398, 333-131653, 333-140830, 333-150792, 333-157130 and 333-164670) pertaining to the Myriad Genetics, Inc. 2003 Employee, Director and Consultant Stock Option Plan, as amended,

3.	Registration Statements on Form S-8 (File No.’s 333-04700, 333-23255, 333-40961, 333-93363 and 333-72978) pertaining to the Myriad Genetics, Inc. 2002 Amended and Restated Employee, Director and Consultant Stock Option Plan and the Myriad Genetics, Inc. 1992 Employee, Director and Consultant Stock Option Plan, as amended and restated, and

4.	Registration Statements on Form S-8 (No.’s 333-99204, 333-120398 and 333-140830) pertaining to the Myriad Genetics, Inc. Employee Stock Purchase Plan, as amended.

of our reports dated August 15, 2012, with respect to the consolidated financial statements and schedule of Myriad Genetics, Inc., and the effectiveness of internal control over financial reporting of Myriad Genetics, Inc., included in this Annual Report (Form 10-K) for the year ended June 30, 2012.

/s/ Ernst & Young LLP

Salt Lake City, Utah
August 15, 2012